Company Press Release

First Bancorp of Indiana, Inc. Announces Earnings

EVANSVILLE, Ind., January 24, 2006 /PRNewswire-FirstCall/ -- First Bancorp of Indiana, Inc., (Nasdaq:FBEI), the holding company for First Federal Savings Bank, reported second quarter earnings of $657,000 for the quarter ended December 31, 2005, a 68.5 percent increase from the $390,000 reported for the same period in fiscal 2005. The $903,000 of net income for the first six months of fiscal 2006 was 14.9 percent above the $786,000 recognized over the like period a year ago. The greater net earnings for both the quarter and the fiscal year-to-date were the result of a gain from the sale of a branch banking facility that more than offset a lower net interest margin and increased noninterest expenses.

Second quarter earnings represented 42 cents per average outstanding share (diluted) compared to 25 cents for the quarter ended December 31, 2004. For the first two quarters of the fiscal 2006, diluted earnings per share totaled 58 cents on 1.56 million average shares compared to 50 cents on 1.57 million shares during the same period the preceding year. The lesser number of diluted shares was attributed primarily to the Company’s repurchase of 77,141 shares of common stock over the twelve months ended December 31, 2005.

The new corporate headquarters, which is currently under construction at the intersection of Green River and Lynch Roads on the city’s northeast side, is scheduled to be open for retail operations on or about March 1, 2006. The existing First Federal banking facility on Green River Road will cease operations at that time.

Certain information in this press release may constitute forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors that could cause actual results to differ materially from those estimated. Undue reliance should not be placed on such forward-looking statements.

First Bancorp of Indiana, Inc. and First Federal Savings Bank, an FDIC-insured federal stock savings bank, operate from headquarters in Evansville, Indiana.

CONTACT: Michael H. Head, President and CEO, First Bancorp of Indiana, 812-492-8100.

First Bancorp of Indiana, Inc. Consolidated Financial Highlights (in thousands)

	12/31/2005	6/30/2005
Selected Balance Sheet Data:	(unaudited)
Total assets	285,875	277,368
Investment securities	29,726	13,821
Mortgage-backed securities	42,633	51,498
Loans receivable, net	178,031	154,546
Deposit accounts	184,053	195,733
Short-term borrowings	3,000	0
Long-term debt	65,000	45,000
Equity capital	29,152	29,921

	Three months		Six months
	ended December 31,		ended December 31,
	2005	2004	2005	2004
Operating Results:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income	3,530	3,367	6,817	6,657
Interest expense	1,869	1,465	3,490	2,885
Net interest income	1,661	1,902	3,327	3,772
Provision for loan losses	82	90	157	210
Net interest income after provision	1,579	1,812	3,170	3,562
Noninterest income	1,153	375	1,671	818
Noninterest expense	1,744	1,569	3,468	3,131
Income before income taxes
and cumulative effect of a	988	618	1,373	1,249
change in accounting principle
Income taxes	331	228	470	463
accounting principle	0	0	0	0
Net income	657	390	903	786

	At or for		At or for
	the three months		the six months
	ended December 31,		ended December 31,
Selected Financial Ratios:	2005	2004	2005	2004
Performance Ratios:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Return on average assets	0.93%	0.56%	0.65%	0.57%
Return on average equity	9.04%	5.24%	6.17%	5.35%
Basic earnings per share	0.44	0.26	0.60	0.52
Diluted earnings per share	0.42	0.25	0.58	0.50
Interest rate spread	2.49%	2.81%	2.53%	2.82%
Net interest margin	2.59%	2.95%	2.63%	2.96%
Other expenses as a % of average total assets	2.48%	2.27%	2.51	2.29%

Asset Quality Ratios:
Nonperforming loans as a % of total loans	0.26%	0.08%	0.26%	0.08%
Nonperforming assets as a % of total assets	0.16%	0.08%	0.16%	0.08%
Allowance for loan losses as a % of total loans	0.46%	0.59%	0.46%	0.59%
Allowance for loan losses as a %
of nonperforming loans	179.18%	759.29%	179.18%	759.29%

For further information:
Michael H. Head, President & CEO
(812) 492-8100